Exhibit 10.2

[Freebit MVNO Pack] Service Agreement

Freebit Inc (hereinafter referred to as “Party A”) and Zero Mobile Inc (hereinafter referred to as “Party B”) hereby enter into the following usage agreement (hereinafter referred to as “Agreement”).

Chapter 1. General

Article 1 (Purpose of Agreement)

In accordance with the terms and conditions of this agreement, Party A shall provide the telecommunications services provided by Party B (as defined in Article 9) to Party B. The telecommunications services provided by Party A to Party B are referred to as “the Services”. The specifications separately provided by Party A shall be deemed to be part of this agreement.

Article 2 (Scope)

Matters not specified in this Agreement shall be determined by the Telecommunications Business Act (Act No. 86 of 1984) and other applicable laws and regulations, as well as through consultation between Party A and Party B.

Article 3 (Carrier Rights)

If there are any changes in the content of telecommunications services received from the carrier, Party B shall notify Party A immediately upon becoming aware of such changes.

Article 4 (Term Definitions)

Terms used in this Agreement shall be defined as follows:

Telecommunications carrier:

Persons who have received registration under Article 9 of the Telecommunications Business Law for operating a telecommunications business, and persons who have submitted notification under the provisions of Article 16 of the same law

Contracted business

A telecommunications carrier that has concluded an agreement with the first party and is engaged in the telecommunications business

Telecommunications equipment

Machines, appliances, lines, and other electrical equipment for conducting telecommunications

Wireless data communication

Wireless data communication provided by a telecommunications carrier

Terminal equipment

Communication devices prepared by the second party or user in order to use this service

SIM Card

An IC card that can store user identification numbers and other information, and is loaned by Party A for the provision of this service.

Black SIM

SIM card that has been registered with a phone number and has been activated and set up with a plan

Half Black SIM OTA

SIM card that has been registered with a phone number but not activated or set up with a plan

Wireless data communication service

Communication services provided by NTT Docomo, Inc. (hereinafter referred to as “Docomo”)

Services provided by Party B

MVO service provided by Party B using this service

Users

Persons who have been approved to use the services provided by Party B

Bandwidth contract

The bandwidth contract for each service plan that Party B concludes with Party A

SIM contract

Individual contracts for SIM cards for each user that Party B concludes with Party A

Account

A combination of letters and numbers corresponding to the service group name set by Party B for the purpose of identifying users, and assigned to users in order for them to use Party B’s service.

Personal Information

All information about individual users that includes information that can be used to identify the user

User Connection Information

Of the personal information, all information that is stored on the server of Party A due to the user’s use of the service, such as the user’s use of the service, questionnaire information, connection time, connection destination information, and preference data.

Universal Service Fee

In order to cover the charges for securing the provision of basic telecommunications services as stipulated in the Telecommunications Business Law (Law No. 86 of 1984), the charges set by the Party A based on the amount calculated in accordance with the Rules for Calculating Grants and Charges for the Provision of Basic Telecommunications Services (Ministry of Internal Affairs and Communications Ordinance No. 64 of 2002).

Amount equivalent to sales tax

The amount of consumption tax to be levied in accordance with the provisions of the Consumption Tax Act (Act No. 108 of 1988) and the amount of local consumption tax to be levied in accordance with the provisions of the Local Tax Act (Act No. 226 of 1950)

Secondary sales

A sales method in which Party B provides Party B’s provided services to other businesses, and those businesses provide MVNO services to third parties

Set sales

A sales method in which the seller sells the service and the terminal as a single package to the user.

Secondary distributor

Business operators engaged in secondary sales

Chapter 2. Service

Article 5. (Contract Unit)

Based on this agreement, Party A shall provide wireless data communication lines for each bandwidth (3G, LTE) as stipulated in Article 6 (Details of the Service), and the communication line bandwidth provided (hereinafter referred to as “bandwidth”) shall be as stipulated in the specifications. In addition, a bandwidth contract shall be concluded for each bandwidth. Furthermore, Party A and Party B shall conclude a single SIM contract for each SIM card that is loaned to the user.

2. Party A will provide Party B with a SIM card by lending it to Party B.

3. Party B shall provide the SIM card provided by Party A to the user.

Article 6. (Details of the Services)

The details of this service are as specified in the specifications.

2. The main technical specifications for using this service are as described in the specifications.

Article 7. (Billing start date)

The date of commencement of billing for the bandwidth contract shall be the date of construction for each application for the bandwidth contract, and the date of construction shall be the date of commencement of billing for the bandwidth contract. Furthermore, Party A shall notify Party B of the date of commencement of billing.

2. The start date of SIM card contracts shall be as follows:

(1) Black SIM - For SIM cards delivered through SIM distribution, the applicable start date shall be the day after delivery (or contact date if additional conditions apply)

(2) Half Black SIM OTA - The start date shall be the day after SIM card setup is completed

Article 8. (Minimum Usage Period)

The Service’s minimum usage period shall be one year from the contract period start date.

2. If this contract is cancelled within the minimum usage period stipulated in the previous paragraph, Party B shall pay the cancellation fee by the date stipulated by Party A, in accordance with the provisions of Article 31 (Obligation to Pay Cancellation Fee).

3. The bandwidth contract has a minimum usage bandwidth. The minimum usage bandwidth is 10Mbps. During the term of this contract, even if the bandwidth used by Party B for this service falls below the prescribed minimum usage bandwidth, Party B must pay the usage fee for the minimum usage bandwidth to Party A. This paragraph will be effective after the first bandwidth contract is concluded.

Article 9. (Service Area)

The service area for this service is the same as the communication area defined by Docomo (referred to as “the carrier” in this agreement). The communication area is as described in the specifications.

2. Wireless data communication is only possible when the connected terminal device is within the communication area. However, even within the communication area, communication may not be possible in places where radio waves do not penetrate well, such as indoors, underground parking lots, in the shade of buildings, tunnels, and mountainous areas.

Article 10. (Support)

Party A will provide Party B with technical support for the use of the service during the period of use of the service.

2. Party A is under no obligation to provide any technical services to users.

3. Party A is under no obligation to provide any technical information, except for general technical information regarding the use of the Service.

4. Party A makes no guarantees whatsoever regarding the usefulness or accuracy of the support provided in accordance with Clause 1.

Article 11. (Terminal equipment and SIM cards)

When users apply to use the Service, Party A shall investigate whether they qualify to use the Service and whether there are any credit concerns or restrictions based on their credit status, usage history, or information obtained from credit agencies. Furthermore, Party A or its designated companies may consult with credit agencies to obtain information for the purpose of making credit decisions, and the agency may record this inquiry. However, this shall not apply to minors or those using prepaid services.

(1) Their use of telecommunications services has been terminated due to payment delinquency (2) They have been found to be part of a telecommunications carrier designated as providing communications services in a way that could interfere with other carriers’ operations

2. Party B shall provide SIM cards through its designated method. Party B shall complete necessary procedures within 7 days after receiving a SIM card application. The period of usage under this contract starts from the day following completion of these procedures, and Party B shall pay the specified fees to Party A.

3. After the procedures mentioned above, SIM cards can be replaced by notifying Party B, and the fees shall be paid to Party B.

4. Party B shall complete SIM card replacement procedures within one week of the request, shall properly dispose of the old SIM card, and shall hand over the new SIM card to users. When handing over SIM cards, Party B must confirm that the person receiving the card is either the contractor themselves or their legal representative. When Party B cannot confirm this, they must not hand over the SIM card. Furthermore, Party B must keep records of all SIM cards handed over and report this to Party A.

5. When the same SIM (OTA) data communication service plan has been in continuous use for the past billing period, Party B must pay 3,300 yen (excluding tax) per month for each SIM card. 6. The calculation method for continuous usage fees shall be determined separately.

Chapter 3. Contract Termination

Article 12. (Guarantees)

Party A shall request Party B to provide guarantees or additional guarantees in any of the following cases:

(1) When the creditworthiness or payment method becomes questionable

(2) When deemed necessary for guarantee-related procedures

(3) When Party A determines that guarantees are necessary, they shall be provided as specified. However, if Party B provides a portion of the guarantee or security deposit within the contract period, either all or part of the previously provided guarantee may be returned.

Article 13. (Bandwidth and SIM contracts )

Party B shall apply to Party A separately for each bandwidth or SIM card from the contact person specified in Article 54 (Contact Person) in accordance with the method separately specified by Party A, and a Bandwidth Agreement or SIM Agreement shall be formed in accordance with Article 14 (Acceptance of Application, etc.).

2. When applying for a Bandwidth Agreement and a SIM Agreement and starting a new service provided by Party B, Party B shall be responsible for the application procedures for the telecommunications business and other notifications to government agencies at its own expense.

Article 14. (Acceptance of Application )

When Party A accepts an application for a bandwidth contract, Party A shall notify the contact person specified in Article 54 (Contact Person) in writing as specified in Article 7 (Billing Commencement Date) of its acceptance.

2. Party A shall ship the SIM card to Party B or the User after the application for the SIM contract in the preceding paragraph. The delivery date of the SIM card shall be the day following three (3) calendar days from and including the date of shipment of the SIM card.

3. Party B agrees that upon application for and acceptance of the Bandwidth Agreement and SIM Agreement, Party B shall be deemed to have consented to the publication of its name, trademark, etc. on Party A’s website and in various materials unless it notifies Party A to the contrary within 30 days of such acceptance.

Article 15. (Contract Changes)

When Party B requests changes based on prior notification, their subscription contract and service details may be changed. However, such changes shall be limited to what can be provided under normal operations, and changes that would significantly impact telecommunications facilities cannot be made.

Chapter 4. Assignment of rights and succession of status

Article 16. (Transfer of rights)

Party B may not assign its position under this Agreement to a third party.

Article 17. (Succession of Status)

In the event of a merger of Party A or Party B, the corporation surviving the merger or the corporation created by the merger shall succeed to the status of Party A or Party B.

2. In the event that Party B succeeds to the status of this Agreement pursuant to the preceding paragraph, Party B shall promptly notify the other party with documents proving that Party B has succeeded to the status of this Agreement.

3. The provisions of the preceding two paragraphs shall apply mutatis mutandis in the event of a corporate split of Party A or Party B.

Article 18. (Change of Trade Name)

Party A or Party B shall promptly notify the other party in writing of any change in its name, trade name, address or residence.

Chapter 5. Suspension of communication and termination of contract

Article 19. (Communication Suspension)

In the case of item 1, Party A may suspend communications pertaining to this Agreement for a specified period (in the case of item 1, until the fees, etc. are paid) if Party B falls under any of the following conditions.

(1) When the Service Charges, etc. are not paid after the due date, Party A may suspend the communications pertaining to this Agreement.

(1) When the User does not pay the Service Charges, etc. after the due date

(2) When the Service is used in an illegal or potentially illegal manner, or in a manner clearly offensive to public order and morals

(3) In addition to the preceding items, the User commits an act that violates any of the provisions of this Agreement and that causes or is likely to cause significant hindrance to Party A’s performance of its business related to the Service or to its telecommunications facilities.

(4) When the User commits any of the prohibited acts set forth in Article 26.2 (Obligations of Party B with respect to Users). However, this shall be limited to communications related to said User or SIM Card.

(5) When the Subscriber refuses to undergo an inspection as specified in Article 11 (Terminal Equipment and SIM Card), Paragraph 1.

(6) When the User uses terminal equipment that is not deemed to conform to the technical standards stipulated in Article 11 (Terminal Equipment and SIM Cards), Paragraph 1

(7) When such communication falls under the cases specified in Article 31 of the Enforcement Regulations of the Telecommunications Business Law.

2. When Party A intends to suspend communications pursuant to the preceding paragraph, Party A shall notify Party B in advance of the reason, implementation date and period. However, this shall not apply in case of emergency or unavoidable circumstances.

Article 20. (Suspension or Change of Operation)

Party A may suspend provision of the Service for any of the following reasons

(1) When maintenance or construction of telecommunication facilities of Party A and MNO is unavoidable.

(2) When there is an unavoidable reason such as failure of telecommunication facilities installed by Party A and MNO.

(3) When Party A restricts telecommunications in accordance with the provisions of Article 22 (Restriction of Use in Emergency Situations, etc.)

(2) When Party A intends to suspend the service pursuant to the preceding paragraph, Party A shall notify Party B of the reason, the date of suspension, and the period of suspension in advance. However, this shall not apply in case of emergency.

Article 21. (Restriction of Communications)

In addition to the case under the provisions of the preceding Article, Party A may restrict the communication time or the use of communication in a certain area when communication is extremely congested.

2 In order to ensure fairness of use among users and smooth provision of the wireless data communication service, Party A may limit the speed or volume of data communications using this service, such as video playback and file exchange (P2P) applications.

3 Party A may disconnect the communication if the communication time exceeds a certain amount of time, or if the communication capacity exceeds a certain volume.

4 Party A and Party B may optimize communications to ensure fairness of use and smooth provision of the Service.

5 Party A may collect, analyze, and accumulate information related to communications in order to limit the communication time, etc. as stipulated in this Article.

6 Party A may detect a request to view a website or content identified by the child pornography address list provided by the Internet Safety Association and block such viewing by the SUPPLIER or users.

7 Party A shall take the measures described in the preceding paragraph only for information pertaining to child pornography that seriously infringes upon the rights of children, and only when it is recognized that the confidentiality of communications is not unreasonably infringed and illegality is prevented.

8 Party A may restrict the communication or reject the request for communication in the case that the communication falls under Items 6 and 7 of Paragraph 1 of Article 19 (Suspension of Communication) regarding the communication described in 1.

Article 22. (Restrictions on use in the event of an emergency)

In the event that Party A is unable to provide all of the Service due to the occurrence or threat of a natural disaster, incident, or other emergency, or due to the failure of telecommunications facilities installed by Party A or other unavoidable reasons, Party A shall take measures to restrict or suspend the Service in order to give priority to communications that are necessary for disaster prevention or relief, ensuring transportation, communications or power supply, or maintaining order, and communications that are urgent in the public interest. In such cases, Party A may take measures to restrict or suspend use of the Service in order to give priority to communications that are necessary for disaster prevention or relief, securing transportation, communication or power supply, or maintaining order, and communications that are urgent for the public interest. In such cases, Party A shall not be liable for such measures.

2. In order to prevent the spread of infringement of the rights of child victims through the distribution of child pornography on the Internet, Party A or the Internet Content Safety Association may take measures to restrict viewing of all or part of such websites without prior notice to Party B, based on the list of websites containing child pornography that have been compiled by the Association and deemed to be a serious infringement of children’s rights. 3.

3 Party A shall take the measures set forth in the preceding paragraph only for information pertaining to child pornography that materially infringes upon the rights of children, and only when such measures do not unreasonably infringe upon the confidentiality of communications and the illegality is deemed to be prevented.

Article 23. (Termination of the Agreement by Party A)

Party A may terminate this Agreement, the Bandwidth Agreement, and the SIM Agreement if Party B has been suspended under Article 19 (Suspension of Communications), Paragraph 1, and if any of the items in Paragraph 1 of the same Article still apply after a reasonable period of time has passed.

2 Party A may terminate this Agreement, the Bandwidth Agreement, and the SIM Agreement immediately without suspending communications if any of the items in Paragraph 1 of Article 19 (Suspension of Communications) applies to Party B, and if such action is deemed to significantly interfere with the performance of Party A’s business.

3 If Party A intends to terminate this Agreement, the Bandwidth Agreement, or the SIM Agreement pursuant to Paragraph 1 of this Article, Party A shall notify Party B to that effect in advance,

3 If Party A intends to terminate this Agreement, the Bandwidth Agreement, or the SIM Agreement pursuant to Paragraph 1 of this Article, it shall notify Party B to that effect in advance.

4 Party A may terminate this Agreement if it becomes aware of the filing of a petition for bankruptcy, civil rehabilitation, corporate reorganization, or any other similar event with respect to Party B.

5 Party A shall terminate this Agreement when it becomes aware that Party B’s financial condition is clearly deteriorating and that it is objectively difficult for Party B to pay the fees for this Service or to fulfill its other obligations.

6 Party A may terminate this Agreement with respect to Party B if Party B is a member of a crime syndicate, a member of a crime syndicate, a group affiliated with a crime syndicate, a person affiliated with a crime syndicate, or any other antisocial force (“Bouryokudan etc.”).

(hereinafter referred to as “Boryokudan, etc.”), or that Boryokudan, etc. is a Boryokudan, etc.

Article 24. (Termination of Agreement by Party B)

If Party B intends to terminate this Agreement or the Bandwidth Agreement, it shall notify Party A in writing at least three (3) months prior to the intended termination date. If the provisions of Article 31 (Obligation to Pay Cancellation Fee) apply, Party A shall demand a cancellation fee, and Party B shall pay the cancellation fee by the date specified by Party A.

2 Party B shall be able to cancel only the SIM contract in units of one contract at the convenience of the user. If Party B wishes to cancel the SIM contract, Party B shall notify Party A of the cancellation by the method designated by Party A, and collect the SIM card in accordance with Party A’s instructions. If the notice reaches Party A by the 25th of each month (the 24th in the case of February, or the previous business day in the case of Saturdays, Sundays, holidays, or holidays designated by Party A), it shall be treated as cancellation at the end of the current month. If the cancellation is received on or after the 25th (24th in the case of February, or the preceding business day in the case of Saturdays, Sundays, holidays, or holidays designated by Online Mall), it shall be treated as a cancellation at the end of the following month, and Paygate shall be obligated to pay monthly charges, etc. until the end of the following month.

3. Notwithstanding the preceding paragraph, Party B shall not be obligated to pay the monthly charge, etc. until the last day of the following month, during the period of one month from the billing start date after the acceptance of the application by Online Mall.

4 Party B may terminate this Agreement upon learning that Party A has filed for bankruptcy, civil rehabilitation, corporate reorganization, or any other similar event.

5 Party B may terminate this Agreement with respect to Party A if it becomes aware that Party A is or has been a Boryokudan (organized crime group), etc.

Chapter 6. (Obligation of Party A and Party B)

Article 25. (Repair or Restoration of Facilities)

If Party B finds any abnormality in the use of the Service, Party B shall confirm that there is no malfunction in its own facilities and shall request Party A to repair or restore such facilities.

Article 26. (Obligations of Party B with respect to Users)

Party B shall provide the User with terms and conditions, rules of use, etc. (hereinafter referred to as the “Rules of Use”) that stipulate the terms and conditions of the Service, including the following and similar terms to those in Paragraph 2 of this Article, and shall require the User to comply with the Rules of Use.

(1) Party A and Party B have no control over the content of information that passes through the host computer, network center and access points (hereinafter referred to as “Network” in this Article). In addition, neither Party A nor Party B shall make any warranty regarding the aforementioned information.

(2) Users shall be responsible for their own use of information obtained through the Network.

(3) The Subscriber may not resell or provide Party B-provided services to any person other than the Subscriber.

(4) Users’ personal information may be disclosed when requested by public agencies such as judicial institutions. In addition, the usage status of users may be processed as statistical information that cannot be used to identify individuals, or may be used by Party A and Party B or provided to a third party, on the condition that the user’s consent is obtained.

(5) Party A and Party B shall regard all communications through wireless data communication as belonging to the User who has received such User Account.

(6) The user agrees that the user’s account information and other personal information will be exchanged between Party A and Party B and carriers for the operation of this service.

(7) The user shall follow the terms, regulations, and conditions of use regarding telecommunications of the carrier and other telecommunications carriers, in addition to Party B’s rules of use.

(8) The user shall maintain the equipment (precision equipment terminal) necessary for the user to use the Service at the user’s own expense and responsibility.

(9) Users shall use their IDs, passwords (hereinafter referred to as “ID information”), and other rights to use the Service. (9) Users shall manage their IDs, passwords (“ID Information”) and other information sufficient to recognize their rights to use the Service at their own responsibility. Party A shall not be liable for any loss or damage incurred by the User due to any error in the use of the ID Information or unauthorized use of the ID Information by any other party, regardless of whether the said User’s intentional or negligent act is involved.

(10) The user acknowledges that for the proper operation of this service, the user’s personal information and ID information will be exchanged between Party B, carriers, agreed operators, and contractor companies such as transportation companies.

(11) In the event that Party A or Party B continuously conducts a large volume of communication that significantly exceeds the average use of the Service and causes an excessive load to the network of Party A, Party B or a third party, Party A or Party B may control such communication or restrict the bandwidth of such communication.

(12) Party A and Party B may optimize communications to ensure fairness of use and smooth provision of the Service.

(13) In the event that a user falls under any of the prohibited items in Paragraph 2 of this Article, Party A and Party B may, without prior notice to the user, suspend the transmission or display of the information by the user.

(13) If a user falls under any of the prohibited items in Paragraph 2 of this Article, the Party A and Party B shall, without prior notice to the user, delete all or part of the information transmitted or displayed by the user, or make it unavailable to others.

2 In using the Service, Users must not engage in the following acts, and Party B must clearly state the following acts as “Prohibited Acts” in the Rules of Use.

(1) Other person (including Party A. (1) Infringing the intellectual property rights or other rights of another person (including Party A, and the same shall apply hereinafter). (1) Infringing the intellectual property rights or other rights of any other person (including Party A).

(2) Infringing the property, privacy, or portrait rights of others.

(3) Defaming, disgracing, or libeling the reputation or credibility of another person.

(4) Criminal acts such as fraud or obstruction of business, or acts that induce or incite such acts

(5) Obscenity, child pornography, transmitting or posting images or documents that constitute child abuse

(6) Drug crimes, acts that lead to or are highly likely to lead to the abuse of controlled substances, or acts that advertise unapproved drugs, etc.

(7) Advertise money loans without being registered to engage in the money lending business.

(8) Establishing or soliciting to establish a pyramid scheme.

(9) Falsifying or deleting information that can be used through the Service, such as another person’s website

(10) Sharing one’s own ID information with others or placing it in a state where it may be shared by others.

(11) Use of the Service by impersonating another person (including the unauthorized use of another user’s ID information, or the act of altering mail headers in order to disguise oneself)

(12) Transmitting computer viruses or other harmful computer programs, or leaving such programs in a state where they can be received by others

(13) Posting advertisements or other postings on bulletin boards, etc. (including Internet news, mailing lists, chat rooms, etc.) managed by others in a manner or content that is contrary to the intent of the administrator of the bulletin board, etc.

(14) Sending advertising or solicitation e-mails, etc. without the consent of the recipient

(15) Sending mail, etc. that is or may be objectionable to the recipient (harassing mail) without the recipient’s consent.

(15) Sending mail, etc. (harassing mail) that is or may be objectionable to the recipient without the recipient’s consent

(16) Conducting illegal gambling or soliciting participation in illegal gambling.

(17) Contracting, mediating, or inducing (including requesting others to do so) illegal acts (e.g., transferring guns, illicitly manufacturing explosives, offering child pornography, forging official documents, murder, or persecution).

(18) Transmitting cruel information such as images of murder scenes, images of animals being killed or molested, or any other information that may cause extreme disgust to others from a socially accepted viewpoint, to an unspecified large number of persons.

(19) Inducing or soliciting a person to commit suicide, or introducing a means of suicide that is highly likely to cause harm to others.

(20) Actions that encourage unspecified persons to post information that leads to or is highly likely to lead to criminal or illegal activities, or information that unfairly slanders, defames, insults, or invades the privacy of others.

(21) Other acts that Party A deems offensive to public order and morals or infringing on the rights of others

(22) Accessing another person’s facilities, equipment, or devices without authorization

(23) Use of the Service in a manner that significantly overloads servers managed by others or interferes with their operation.

(24) Linking in a manner that encourages such acts, knowing that such acts fall under any of the preceding items.

(25) Other acts that violate laws, ordinances, public order and morals, or that significantly infringe on the rights of others

(26) Any act that Party A judges to be likely to fall under any of the preceding items.

3 Party B shall be responsible for handling all claims for the user’s actions. However, if data stored on Party A’s servers is necessary for Party B to process a claim, Party A shall cooperate with Party B in that work.

4. If a complaint, claim, or a request for disclosure of sender’s information is notified to Online Mall, Online Mall shall notify Party B of it with the necessary “Blue Report”. In addition, Party B shall consent to Party A’s disclosure of Party B’s name to the sender of such complaint, etc.

5 Party B shall notify Party A in advance of the contact information of the contact person for handling complaints about users in order to perform the duties related to Paragraph 3 of this Article.

6 Party B shall provide the User with a contact point for the contents of the Service Agreement, fees, etc., and for technical support.

7. Party B strongly recommends that the user’s identity be verified at the time of application for use.

8 Party B shall require the Subscriber to confirm that the Subscriber’s terminal equipment is in compliance with the terms and conditions of Article 11 (Terminal Equipment and SIM Card).

Article 27. (Advertising)

Party B may use Carrier’s trademarks (excluding logos) and service names in accordance with Carrier’s guidelines (https://www.nttdocomo.co.ip/corporate/disclosure/mvno/business/brand/index.html). (). In the case of sales by a secondary distributor as stipulated in Article 62 (Secondary Distributor), Party B shall be responsible for monitoring the usage of the Carrier’s trademarks by such secondary distributor to ensure that such usage is in accordance with the Guidelines. If Party A requests a report on the use of the Carrier’s trademarks by Party B or the Secondary Distoributor, or if Party A requests the correction or suspension of the use of the Carrier’s trademarks, Party B shall comply with KT’s instructions.

If Party A requests a report on the use of the Carrier’s trademarks by Party B or a secondary distributor, or if Party A requests the modification or suspension of use, Party B shall follow Party A’s instructions.

Chapter 7 (Fees, etc,)

Article 28. (Fees and Cost)

The fees and expenses for the Service and the method of calculating the fees shall be as set forth in the fee schedule and specifications

2. The fees and expenses in the preceding paragraph are subject to change without prior notice or announcement by the Party A

Article 29. (Obligation to Pay Initial Fees)..

After execution of this Agreement, Party B shall pay the Initial Fees in accordance with the invoice issued by Party B

Article 30. (Obligation to Pay Monthly Fees)

Party B must pay the monthly fee from the billing start date as specified in Article 7 (Billing Start Date) when Online Mall notifies Online Mall of its acceptance of this service..

2 With respect to the monthly usage fee in Paragraph 1, Party A shall prorate it on a daily basis for bandwidth contracts.

3 Party B shall assume the obligations in the preceding paragraph even if Article 19 (Suspension of Communications), Article 20 (Suspension or Change of Operation), Article 21 (Restriction of Communications), or Article 22 (Restriction of Use in Case of Emergency, etc.) is applied.

4 The Party A shall calculate the charges for the period from the first day of the current month to the last day of the current month as one billing month. Any fraction of less than one (1) yen in the calculation of fees shall be rounded down to the nearest one (1) yen.

5 Notwithstanding the provisions of Paragraph 1 of this Article, the Universal Service Charge for this Service shall accrue from the month that includes the day after 3 calendar days (including the day of shipment) from the day Party A sends the SIM card, and shall not be prorated.

Article31. (Obligation to Pay Termination Fee)

If this Agreement is terminated pursuant to the provisions of Article 23 (Termination of Agreement by Online Mall), Article 24 (Termination of Agreement by Paygate), or Article 63 (Term of Agreement) before the expiration of the Minimum Term, Party B shall pay the cancellation fee corresponding to the remaining period of the SIM Agreement multiplied by the total number of SIM Agreements during the relevant cancellation month and the monthly fee for the SIM Agreement by the date specified by Online Mall. Party B shall pay the cancellation fee corresponding to the remaining period of the SIM contract by the date specified by Party A.

Article 32. (Obligation to Pay Fees)

In using the Service, Party B must pay the fees specified in a separate fee schedule by Party A in the event of the opening, loss, replacement or reissuance of a SIM card due to malfunction, and the suspension, resumption, or replacement of a SIM card due to malfunction. However, if the SIM card is clearly defective, or if the failure is due to Party A’s negligence such as an accident during transportation from Party A to the user, Party A shall replace or reissue the SIM card free of charge.

Article 33. (Payment of Charges, etc.)

The method of payment of fees for this Service shall be as follows.

(1) Party A shall close the calculation of fees at the end of each month and issue an invoice by the 10th of the following month.

(2) Party B shall pay the invoiced amount, plus consumption tax and other taxes in effect at the time, by bank transfer to the bank account designated by Party A by the last day of the month following the closing date (or the preceding business day if the last day of the month is a bank holiday). The user shall bear the cost of the bank transfer and the cost of issuing invoices.

(3) If there is any change in the designated bank account, Party A shall notify Paygate at least 15 days prior to the payment due date.

Article34. (Collection of Charges from Users)

Party B shall be responsible for collecting the User’s fees for the Party B-provided services, and Party A shall not be responsible for any uncollected or non-payment of such fees.

Article35. (Surcharge)

Party B which has illegally exempted the fees and expenses for the Service shall, in addition to the amount so exempted, pay to Party A the amount equivalent to twice the amount so exempted (not including the amount equivalent to the consumption tax). (Surcharge) Party B shall pay, in addition to the amount so exempted, a surcharge equal to twice the amount so exempted (not including the amount equivalent to the consumption tax) plus an amount equivalent to the consumption tax.

Article36. (Late Payment Charges)

If Party B fails to pay the Service Charges, etc. by the payment due date, Party B shall pay the amount calculated at an interest rate of 14.5% per annum for the number of days from the day following the designated payment due date to the day before the payment due date, together with the Service Charges and other obligations, as interest for delinquency, by the date specified by Online Mall in the manner specified by Online Mall.

2 Party B shall bear all bank transfer fees and other costs necessary for the payment in the preceding paragraph.

Chapter 8 Voice Communication Services

Article37. (Application for Voice Communication Service, etc.)

If Party B specifies and applies for voice communication service in accordance with Article 13 (Bandwidth Agreement and SIM Agreement), Paragraph 1, for each Individual Agreement, Party A shall provide Party B with a SIM card that enables voice communication using the circuit switching method (hereinafter referred to as “Voice SIM”). If the user is an individual, the SIM card that enables voice communication by circuit switching (hereinafter referred to as “Voice SIM”) shall be provided to Paygate. If the user is an individual, the maximum number of Voice SIM subscriptions shall be five (5).

(2) If Party B provides voice communication service in the service provided by Party B, and the user is an individual, the maximum number of subscriptions for such user shall be five (5).

Article 38. (Definition of Terms of Voice Communication Service)

The terms used in this Chapter shall have the following meanings.

Voice communication service

means voice service using circuit switching system.

Voice SIM contract

In this Chapter, “SIM contract” means an individual contract for voice services.

SIM contract

In this Chapter, “SIM Contract” means an individual contract for data communication SIM other than Voice SIM Contract.

MNP

means mobile number portability, which allows customers to receive telecommunications services by changing telecommunications carriers without changing their phone numbers.

Interconnection Agreement

Means an agreement concluded by Party A or an interconnection carrier with another telecommunications carrier concerning the connection of telecommunications facilities.

Interconnection Point of Other Companies

Means a connection point of other telecommunications carriers for interconnection based on an interconnection agreement. International Roaming Function

A function that confirms that the terminal equipment equipped with a voice SIM is in the business area pertaining to international out-roaming and transfers incoming calls to the SIM user’s telecommunications equipment when such SIM user receives an incoming call.

International Call Service Function

A telecommunications service that mediates calls made from a terminal device equipped with a voice SIM to another person’s call between Japan and a foreign country and a satellite phone pertaining to the satellite phone system of a telecommunications carrier separately specified by the carrier, using the user’s line.

Location information notification function

A function that enables the sending of location information (meaning information such as latitude and longitude pertaining to the location of terminal equipment connected to voice communications services) to telecommunications facilities pertaining to the location information receiving function. Location information receiving function means a function that enables the storage and reception of location information sent out by the location information function of the voice communications service upon request from the user.

Incoming call function during a call

A function that notifies the user that there is an incoming call from another party during a call, and allows the user to suspend the communication currently in progress (limited to communication in call mode) at the touch of a button on the terminal device connected to the user’s line, and to receive a call from the next party. (Hereinafter referred to as “Catch phone”).

Answering machine and missed call announcement function

Communications (limited to communications in Calling mode or 64kb/s digital communications mode) received on the user’s line “Voice mail service” means a function that stores messages of incoming communications (limited to communications in call mode or 64kb/s digital communication mode) and plays back the stored messages or notifies the absence of the caller with a message registered in advance for the incoming communications to the user’s line.

Articke 39, (Identification)

When applying for voice communications services, notwithstanding the provisions of Article 26 (Obligations of Paygate Concerning Users), Paragraph 7, Party B shall, at its own responsibility, confirm the identity of the person who wishes to use voice communications services (including the identification of the subscriber, etc. by the mobile voice communications carrier and the identification of the person who wishes to use voice communications services) when granting and providing voice communications for the services provided by Party B to the user. The identification of the person who wishes to use the service shall be confirmed as stipulated in Article 3. (This refers to the identity verification stipulated in Article 3 of the Act on the Prevention of Improper Use of Mobile Voice Communications Services). The cell phone service provider shall be required to confirm the identity of the subscriber (which means the identity confirmation prescribed in Article 9 of the Mobile Phone Improper Use Prevention Act) and the identity of the user (which means the subscriber confirmation prescribed in Article 9 of the Mobile Phone Improper Use Prevention Act). The User shall notify Party A of the fact that Party A has confirmed the identity of the User.

Article 40. (Application when MNP is applied)

Party B shall apply for MNP to Party A promptly after the user obtains an MNP reservation number. Party A shall accept the application for MNP only when the MNP reservation number is valid for at least 5 days.

(2) The details of the procedures for applying for MNP shall be determined separately.

Article 41. (Cancellation in the case of application for MNP)

If Party B wish to apply for MNP when Party B cancel Voice SIM contract, Party B shall apply for it by the method designated by Party A prior to notifying Party A of cancellation. Such cancellation notice shall be made within 10 days after obtaining the MNP reservation number. If Party B wish to cancel the MNP application, Party B shall notify Party A of such cancellation immediately.

2 In the case of MNP application, the cancellation procedure of the voice SIM contract shall be made on the date when the transfer of the phone number to another telecommunications carrier is completed.

3 If the Party A terminates the Voice SIM contract in accordance with Article 23 (Termination of Contract by Party A), Party B shall not be able to use MNP.

4 Details of the procedures for cancellation in case Party A wishes to apply for MNP shall be separately stipulated.

Article 42. (Phone Number)

The phone number for voice communication service shall be determined by Party A for each voice SIM contract, and there is no guarantee that the phone number will be continuously available to Party B. Party B cannot choose its phone number except in the case of MNP.

2 Party A may change the phone number if there is a compelling technical or business reason to do so. In this case, Party A will notify Party B in advance.

Article 43. (Caller ID notification)

When a call is made from a telecommunication line using voice communication service, Party A shall notify the telephone number to the line, etc. from which the call was received. However, this does not apply to calls specified in the following items.

(1) Calls made by dialing 184 before making an outgoing call.

(2) Calls made from a line for which the caller has registered in advance that he/she refuses this treatment (except for calls made by dialing 186 prior to the outgoing call).

2 Party A shall not be liable for any damage arising from notification or failure to notify the calling party of the outgoing telephone number.

Article 44. (Use of International Out Roaming, etc.)

The user of voice communication service can choose to use international out-roaming service only when the user has requested to use international out-roaming service at the time of application for voice communication service or when the user has notified Party A when he/she wishes to use international out-roaming service.

2 Notwithstanding the provisions of the preceding paragraph, international out roaming may be unavailable when the voice communication service is unavailable due to suspension of use, etc., or when it is unavoidable for maintenance or construction of telecommunications facilities, in accordance with the provisions of this Agreement.

3 Party A shall pay to Party A the cumulative amount of the charges for international out roaming that are payable by Party B to Party A for each Voice SIM contract for one billing month (the amount of the charges for international out roaming usage that Party A can confirm during that billing month, excluding the amount that has already been paid to Party A). (Hereinafter referred to as “Monthly Usage Amount” in this Article.) Party A shall set a limit (hereinafter in this Article referred to as “Estimated Amount of Suspension”) on the amount of monthly usage (hereinafter in this Article referred to as “Monthly Usage Amount”).

4 Party A may suspend the use of International Out Roaming for a period designated by Carrier from the time Carrier confirms that the Monthly Usage Amount for International Out Roaming has exceeded the Estimated Usage Suspension Amount.

5 In addition to the provisions of the preceding paragraph, when Party A confirms that the amount of usage pertaining to international out-roaming in a specific 24-hour period exceeds the estimated amount of usage suspension, Party A may suspend the use of international out-roaming for a period until a request for re-use is received from Party B.

6 Party B shall be required to pay the International Out Roaming Charges for the portion of the International Out Roaming Charges in excess of the estimated amount of suspension of use.

7 Except as otherwise provided in this Agreement, Party A shall not be liable for any damages arising from the unavailability of international out-roaming service.

8 The business area and other conditions for international out-roaming shall be as stipulated by the carrier. In addition, the use of international out-roaming may be restricted by foreign laws and regulations or contract terms and conditions stipulated by foreign telecommunications carriers.

9 Party A shall measure the calling time, etc. by the equipment of Party A, the MNO or the PO, and calculate the international out-roaming charges based on the results of such measurement.

Article 45. (Use of International Call Service, etc.)

1 The user of voice communications service may choose to use international telephone service, and may use international telephone service only when he/she has requested to use international telephone service at the time of application for voice communications service or when he/she has notified Kou when he/she wishes to use international telephone service.

2 Calls pertaining to International Telephone Service may be made only by dialing (A call in which the connection to the other party of the call is made automatically without the need for a switching agent.).

3 Party A may set a limit on the cumulative amount of charges for international call service to be paid by Party B to Party A for each voice SIM contract in a single billing month (the amount for the use of international call service that Party A can confirm for that billing month, excluding the amount that has already been paid to Party A). (Hereinafter referred to as “Monthly Usage Amount” in this Article.). The specific amount of the Usage Limit shall be determined separately.

4 Party A may suspend the International Call Service for a period specified by the carrier after the carrier confirms that the monthly usage for the International Call Service has exceeded the Usage Limit.

5 Party A may cancel or change the usage limit upon request from Party B.

6 Party A may set the Usage Limit or change the set Usage Limit depending on the payment status of the Voice SIM subscription.

7 Party B shall be required to pay the usage charges for the portion of the International Call Service that exceeds the Usage Limit.

8 Except as otherwise provided in this Agreement, Party A shall not be liable for any damage arising out of the unavailability of the International Telephone Service.

9 The business area and other conditions of International Call Service are subject to the carrier’s stipulations. In addition, the use of International Call Service may be restricted by foreign laws and regulations or contract terms and conditions stipulated by foreign telecommunications carriers.

1 0 Party A shall measure the calling time, etc. by the equipment of Party A, the MNO, or the POA, and calculate the International Call Service Charges based on the results of such measurement.

Article 46. (Location Information, etc.)

When Party A receives a request for location information from a telecommunications facility pertaining to the service provider during communications between a connection point established with the service provider and the user line pertaining to a voice SIM contract or SIM contract, in a manner separately specified by the carrier, Party A will send the location information to the service provider only when the user has made settings for sending the location information to the service provider in advance. In addition to the provisions of the preceding paragraph, the Party A will send location information to the connection point only when Party A has made settings for sending location information to the PDU in advance.

2. In addition to the provisions of the preceding paragraph, Party A will send location information to the organization involved in the emergency call at the time of the emergency call.

3 Party A shall not be liable for any damage caused by the location information sent in accordance with the preceding two paragraphs, regardless of the cause.

4 The user may receive assist information (information that is used as a reference when measuring the location of the terminal equipment connected to the user’s line and is provided by Party A) pertaining to location measurement (Hereinafter referred to as “Assist Information” in this Article.) by the method specified by the carrier.

5 Party A does not guarantee the contents of the Assist Information for location measurement.

6 Party A shall not be liable for any damages related to the receipt of Assist Information by the Location Information Receiving Function, except as provided in this Agreement.

Article 47. (Catch phone)

The Catch phone function allows the user to perform the following

(1) Answer an incoming call from another telecommunication line and make a communication, and then make a pending communication again.

(2) Connect to another telecommunication line and make a call, and then place the call on hold again.

2 A separate monthly fee is required for the Catch phone function.

Article 48.(Answering machine and missed call announcement function)

Stored messages are erased after a time period determined separately by the carrier.

2 In addition to the preceding paragraph, messages that have already been stored may be erased when the use of the answering machine and the missed call announcement function is discontinued, etc. In such a case, the erased messages will be deleted. In this case, the erased messages cannot be restored.

3 Messages pertaining to 64kb/s digital communication mode can be stored only for communications from the user line of the voice communication service or the subscriber line of the telecommunication service provided by an agreed carrier.

4 Messages pertaining to 64kb/s digital communication mode cannot be stored when the coverage area for the voice communication service for which this function is provided is within the business area for international out roaming.

5 Charges for communications made for the use of message playback, etc., answering machine and missed call information functions shall be paid by Party A.

6 When the area where the terminal facilities connected to the user’s line are located cannot be confirmed by the switching facilities at the exchange due to poor signal transmission or other reasons, communications to the user’s line using this function shall be handled as if it were located in the area that could be confirmed immediately before the communication.

7 The number of messages that can be stored, the storage time of one message, and other conditions of service shall be determined by the carrier.

8 A separate monthly fee must be paid for the answering machine and the missed call announcement function.

Article 49. (Restriction on Communications)

Voice communication service is available only when the connected terminal equipment is within the communication area. However, even within the telecommunication area, outgoing and incoming calls may not be possible on rooftops, inside buildings, in underground parking lots, behind buildings, in tunnels, in mountainous areas, and other places where radio waves are difficult to transmit, or near devices that generate radio waves. Calling charges may be incurred even when these services are not available.

Article 50. (Communications with Other Companies’ Interconnection)

1 Communications with other companies’ interconnection points may be made only for communications determined by Party A based on interconnection agreements, etc.

2. In the event of suspension of interconnection based on an interconnection agreement or termination of an interconnection agreement, or in the event of suspension of telecommunications business at an Agreed Service Provider

(2) In case of suspension of interconnection based on the interconnection agreement, cancellation of the interconnection agreement, or suspension of telecommunication business of an agreed carrier, the other network interconnection communication with that agreed carrier cannot be performed.

Article 51. (Obligations of Party B with respect to Voice SIM Agreements)

In using the voice communications service, in addition to the matters set forth in Article 26 (Obligations of Paygate Concerning Users), Paragraph 2, Party B and Users must not engage in the following acts, and Party B must clearly state the following acts as “Prohibited Acts” in its usage rules.

(1) Intentionally leaving a subscription line on hold, or otherwise interfering with the transmission and exchange of communications.

(2) Actions that may cause communication congestion, such as intentionally generating a large number of incomplete calls.

(3) Commercial advertisement or solicitation to an unspecified number of third parties using the automatic dialing system or synthetic or recorded voice, etc., without the consent of the individual concerned.

(4) Using an automatic dialing system or synthetic or recorded voice communications, etc., to engage in voice communications that may be objectionable to a third party.

(5) Changing or deleting phone numbers or other information registered on the voice SIM card.

(6) If connecting a terminal device capable of acquiring location information to the user’s line and allows another person to possess it, acts that infringe or may infringe on the privacy of the person possessing the device.

(7) Other acts that Kouki deems inappropriate in relation to the use of voice communications services.

Article 52. (Charges and Expenses for Voice Communication Service)

1 The fees, expenses, and the method of calculating the fees for the voice communications service set forth by Party A shall be as set forth in the Exhibit attached hereto.

2 Party B shall be obligated to pay the charges, etc. from the time when the voice SIM contract is established. Except as otherwise provided in this Chapter, Party B shall assume the obligations set forth in the preceding paragraph even in the event that the voice communications service is not available.

3 Party B shall be required to pay the calling charges for the calls made from the telecommunication line using the voice communication service. (including calls made by persons other than the user for that telecommunication line).

4 With respect to the calling charges, Party A will measure the calling time by the equipment of Party A, the connecting service provider, or the agreed-upon service provider, and calculate the calling charges based on the measurement results.

Article 53. (Disclaimer for Voice Communication Service)

Party B acknowledges that there is a possibility that the contents, etc. such as speed dial numbers, messages, etc. stored in the telecommunication facilities of Party A or Carrier may change or disappear due to maintenance or construction of telecommunication facilities as specified in Article 20 (Suspension or Change of Operation), or repair or restoration as specified in Article 25 (Repair or Restoration of Facilities). In the event that Party A causes damage to Party B, Party A shall not compensate Party B for such damage, unless such damage is caused by the willful misconduct or gross negligence of Party A. The upper limit of compensation shall be in accordance with the provisions of Article 55 (Compensation for Damages, etc.), Section 1.

Chapter 9 Miscellaneous Provisions

Article 54. (Contact Person)

1 Party A and Party B shall appoint a person in charge of liaison concerning the Service, and notify each other of any changes to the person in charge.

2 Party A and Party B shall mutually communicate with each other regarding the operation of this service through the contact person in the preceding paragraph. However, this shall not apply in case of urgent necessity.

Article 55. (Compensation for Damages, etc.)

1 In the event that Party A fails to provide the Service to Party B due to its willful misconduct or gross negligence, upon written request from Party B, Party A shall compensate Party B for damages incurred up to the total monthly charge within 3 months including the month of such failure upon mutual agreement between Party A and Party B.

2 Party A shall not be liable for any direct damage incurred by Party B and any indirect damage including lost profit related thereto, unless otherwise stipulated in this agreement in addition to the preceding paragraph.

3 Notwithstanding the preceding paragraph, Party A shall not be liable for damages caused by the registered telecommunications carrier or other telecommunications carriers (including carriers) for reasons attributable to Party A. If Party A is unable to provide the Service to Party B due to reasons attributable to the registered telecommunications carriers or other telecommunications carriers (including carriers), and if Party A is able to receive compensation from such registered telecommunications carriers or other telecommunications carriers, Party A may accept a written demand for damages from Party B up to the amount of compensation received from such carriers. In such a case, Party A may accept a written demand for damages from Party B. In this case, if there are multiple clients to be compensated and the total amount of compensation to Party B exceeds the amount of compensation received by Party A, the amount of compensation to Party B shall be the amount of damages received by Party A proportionally divided by the amount to be returned to Party B in accordance with Party A ‘s standards.

4 The Service is a best-effort type of service, and Party A does not guarantee the quality of communications through the Service.

5 Party A does not guarantee that the Service will be free from any defects due to the technical level of the Internet and computers, the technical level of the infrastructure such as communication lines, or the commercial complexity of the network itself.

6 Party A shall not control or guarantee the completeness, accuracy, usefulness, or legality of the information, software, etc. accessible through the Service, and shall assume no responsibility whatsoever. Party B shall use such information, etc. at Party B’s own risk.

7. Party A shall not be responsible for any trouble (including trouble caused by unauthorized use of the user’s account) that may occur between the user and other parties as a result of the user’s use of this service. (8) Party B shall not be liable for any loss or damage arising out of or in connection with the use of the Service by the User.

8 Party B agrees to protect Party A from any loss caused by any claim or allegation from any third party arising out of or in connection with the use of the Service, and to hold Party A harmless from any such claim or allegation. 8.8 The User agrees to protect and hold harmless Party A from any and all claims or allegations made by any third party in connection with the use of the Service, unless such claims or allegations are solely due to the willful act or gross negligence of Party A.

Article 56. (Change of Service or Discontinuance of Service)

1 Party A may change or discontinue all or part of the Service at any time for its convenience.

2 When Party A discontinues all or part of the Service pursuant to the preceding paragraph, Party A shall notify Party B of such discontinuance in an appropriate manner in advance.

3 In the event of discontinuance of the Service in accordance with the provisions of Paragraph 1, Party B may request Party A to provide another Party A Service in lieu of the discontinuance. Party A shall prepare an alternative service as much as possible, but Party B agrees in advance that there may be cases where this may be for the convenience of the carrier.

4 Party A may change the fees and other terms and conditions of this service in accordance with the provisions of the carriers, relevant authorities, or related laws and regulations. In this case, Party B shall not file any complaint or claim or request for remedy concerning such change of service.

(5) If Party B discontinues the service provided by Party B for its own reasons, Party B may, for the convenience of users, transfer or direct users to another service of Party A upon mutual consultation between the Party A and Party B.

Article 57. (Handling of User Information)

Party B agrees in advance that Party A may analyze, store, use, provide to a third party, dispose of, or otherwise use and dispose of Party B ‘s or user’s personal information and connection information for the appropriate operation of this service. However, when Party A presents such information to a third party or uses it for any purpose other than the appropriate operation of this Service, Party A shall process it as statistical information including members of other services of Party A other than this Service, so that the user cannot be identified and the user cannot be identified as a customer of Party A.

2 Party B agrees that Party A shall dispose of the user’s information (including personal information) generated from the operations based on this Agreement and the agreements entered into in conjunction with this Agreement in an appropriate manner on behalf of Party B at a time deemed appropriate by Party A after Party B has provided the Party B -provided services to the user.

3 For the purpose of proper operation of the Service, Party A transfers users’ personal information (including billing information) and ID information to/from carriers, partner companies, and contractors. Party A shall keep such information with the due care of a good manager, and shall be responsible for any leakage of such information due to Party B intentional or negligent act.

4 Party A agrees to retain the personal information of its user-clients for the appropriate operation of the Service as long as this Agreement is in effect.

5 If there is a legal or administrative request for disclosure, either Party A or Party B can disclose the other party’s “blue data” after notifying the other party of such request in advance. However, if it is reasonably recognized that prior notice is impossible or extremely difficult due to the nature of the request, it shall be sufficient to notify the other party immediately after the disclosure that the Blue Book has been disclosed due to such request.

6. If requested by Party B, Party A may mechanically identify specific communication (service/application) data that Party B separately designates. The contents of the communication to be identified shall be as follows, and only the result of identification shall be notified to Party B, and no header information, etc. shall be provided. Party A shall not provide any header information, etc.

Party A does not guarantee the usefulness, accuracy, etc., of such identification results.

(1) IP address

(2) Port number

(3) HTTP header and a part of TLS header

6 Party B agrees that in the case of the preceding paragraph, since Party A identifies a specific communication (service/application) based on the data specifications determined in its own investigation, if the data specifications are changed by the provider of the service or application, it may not be recognized as a specific communication.

7 If Party B requests the identification survey in Paragraph 4, it shall obtain the following consent from the user before making the request to Party A, and shall assume all responsibility to the user for Party A’s performance of such identification work.

(1) Analysis of the amount of data, etc. for specific communications (identification of the target application service)

(2) To perform information that falls under the category of confidential communications as stipulated in Article 4 of the Telecommunications Business Law (information stipulated in each item of Paragraph 1 of this Article) based on the consent of the communicating party.

(3) To perform analysis entrusted by Party B to Party A

(4) Other matters separately stipulated by Party A.

Article 58. (Sales Forecast)

Party B shall submit to Party A a sales plan for the Bandwidth Contract as follows

(1) Party A shall submit a monthly sales plan for three (3) years at the time of execution of this Agreement, and shall submit such monthly sales plan for three (3) years by the end of March of each year thereafter.

(2) Party B shall submit monthly sales plans for three months by the end of each month.

2 Party B shall report to Party A, in principle, by the second business day of each month the estimated number of SIM rental requests for the period from the month in question to twelve (12) months thereafter.

3 In order for Party A to arrange for the arrival of SIM cards in accordance with the sales plan described in the preceding paragraph, if the number of SIM card applications significantly exceeds the sales plan, Party A will not be able to receive the SIM cards.

If you apply for a SIM contract in excess of the sales plan, Party B agrees in advance that it may take some time for the SIM card to be shipped to you.

Article 59. (Confidentiality)

1 Party B shall not disclose to any third party any confidential information of Party A(such as data provided by Party A, information related to the Service, etc.) obtained in connection with the Service without Party A’s prior consent, and shall not use such information for any purpose other than receiving the Service.

2 Party A shall not disclose to any third party any confidential information of Party B obtained in connection with this Agreement without the prior consent of Party B, and shall not use such information for any purpose other than the purpose of this Agreement.

3 If there is a legal or administrative request for disclosure, either Party A or Party B can disclose the other party’s information after notifying the other party of such request in advance. However, if Party A is instructed by the requester not to notify the other party in advance of such a request, Party A may disclose the information without notifying the other party in accordance with the requester’s instruction.

Article 60. (Exclusion of Antisocial Forces)

Party A and Party B shall each represent and warrant to the other party the following items.

(1) That they are not, and will not become, antisocial forces, i.e., groups or individuals who pursue economic benefits by making full use of violence, power, and fraudulent methods, such as organized crime groups, members of organized crime groups, quasi-constituents of organized crime groups, companies affiliated with organized crime groups, general assemblyists, etc., anti-social groups, and other persons equivalent to these groups, etc. (hereinafter collectively referred to as “antisocial forces”)

(2) Its own officers (representatives, directors, or persons who substantially control management) do not fall under the category of antisocial forces and will not become antisocial forces in the future.

(3) That it will not use antisocial forces as a subcontractor for its own operations.

(4) Not to engage in any of the following acts by themselves or by using a third party

(1) Violent acts of demand

(2) Unreasonable demands beyond legal responsibility

(3) Behave in a threatening manner or use violence in connection with transactions.

(4) Acts to damage the other party’s credibility or obstruct the other party’s business by spreading false rumors, using deceptive means, or using force.

(5) Any other acts equivalent to the foregoing.

(2) If it is found that the counterparty violates any of the commitments in the preceding paragraph during the effective period of this agreement, either Party A or Party B may immediately suspend all or part of the transactions or cancel all or part of this agreement without any notice to the other party, regardless of whether or not there are reasons attributable to the other party. In this case, the party that suspends transactions or cancels the Agreement shall not be liable to the other party in any way for any damages, etc. incurred by the other party arising from or in connection with the suspension of transactions or cancellation of the Agreement, and the party that cancels the Agreement shall not be precluded from claiming damages from the other party in the event that damages, etc. are incurred by the party that cancelled the Agreement.

Article 61. (Restriction on Use of Trademarks, etc.)

Except as otherwise provided in this Agreement, neither Party A nor Party B may use each other’s name, trade name, trademark, or other unique symbol, etc. without prior mutual consent.

Article 62. (Secondary Seller)

1 Party B, when conducting secondary sales, shall make an application to Party A for prior approval by submitting the required information in the Secondary Sales Entity Notification designated by Party A.

2 Party A shall, at its own discretion, decide whether or not to approve Party B’s application, and may request Party B or any other entity applying to Party B as a candidate for Secondary Seller to submit appropriate materials.

3 Party B may conduct secondary sales only after obtaining prior approval from Party A. Approval by Party A shall not authorize Secondary Seller to conduct tertiary sales through a telecommunications carrier other than the Subscriber

4 If Party B conducts secondary sales business, Party B shall make the secondary sales business operator assume the same obligations as those imposed on Party B by Party A, and Party B shall assume all responsibility for the actions of the secondary sales business operator. The contact point for inquiries from the Secondary Seller shall be Party B.

Article 64. (Term of contract)

The term of validity of this Agreement shall be one (1) year from the date of execution of this Agreement until the day after one (1) year has elapsed, and this Agreement shall be extended for one (1) year unless the parties agree to terminate this Agreement upon mutual consultation at least three (3) months prior to the expiration date of this Agreement, and the same shall apply thereafter.

(2) If this Agreement is terminated in accordance with the preceding paragraph, the provisions of Article 23 (Termination of Agreement by Party A) or Article 24 (Termination of Agreement by Party B) apply, and if this Agreement is terminated, the Individual Agreement shall also be terminated naturally, and Party B shall forfeit the benefit of time pertaining to the Individual Agreement and immediately pay the termination fee, if any, and any other fees stipulated. However, if there are special provisions in the individual contracts, the individual contracts shall take precedence.

3. Even in the event of termination of this Agreement, the User shall not be liable for any damages under Article 11 (Terminal Equipment and SIM Card), Paragraph 2, Article 12 (Security Deposit), Paragraph 3, Article 16 (Transfer of Rights, etc.), Article 28 (Charges and Expenses, etc.) through Article 36 (Late Payment Damages), Article 52 (Voice Communication Service Charges and Expenses, etc.), Article 53 (Disclaimer of Voice Communication Service), Article 55 (Disclaimer of Liability for Voice Communication Service), Article 56 (Liability for Damages for Voice Communication Service), Article 57 (Liability for Liability for Liability for Voice Communication Service), and Article 58 (Liability for Liability for Liability for Liability for Liability for Voice Communication Service). Article 53 (Disclaimer for Voice Communication Service), Article 55 (Compensation for Damages, etc.), Article 59 (Confidentiality), Article 60 (Exclusion of Anti-Social Forces), this Article, Article 64 (Severability), and Article 66 (Governing Law) shall remain in force and effect.

Article 64. (Severability)

If any part of this Agreement is found to be invalid or unenforceable, the validity of the remaining portions of this Agreement shall remain unaffected thereby and shall continue to be valid and enforceable in accordance with its terms.

Article 65. (Jurisdiction)

The Tokyo Summary Court or the Tokyo District Court shall have jurisdiction over any litigation relating to this Agreement.

Article 66. (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

As evidence of the above agreement, two (2) copies of this Agreement shall be prepared, one signed and sealed by Party A and the other by Party B, and each copy shall remain in the possession of the other.

September 7, 2020

Party A: Free Bit PLC Representative Director: Ishida Nobuaki [seal]

Party B: Okinawa International Marine Communication Co., Ltd. Human Bit Building Representative Director: Morikawa Masahiko [seal]

[Appendix] Fees (All amounts exclude tax)

[Fees Overview]

1.	Initial Fee

Application Fee: ¥500,000

(Includes):

○	Traffic Visualizer Setup Fee (up to 1 group)
○	Traffic Visualizer Usage Fee (available starting the following month)
○	Setup fees for installation at additional locations (pay-as-you-go option)

2.	SIM-Related Fees

[Monthly Fees]

Category	Item	Fee	Unit
Data SIM	¥100	1 unit
SMS/SIM	¥190	1 unit
Voice SIM	¥700	1 unit

(Note): The first month shall be free of charge

[SIM-Specific Fees]

Category	Fee	Unit
Expenses related to SIM rental (Note 1)	¥394	1 unit
New Registration Fee (Data SMS)	¥1,200	1 unit
New Registration Fee (Voice)	¥1,500	1 unit
Unreturned (Note 2)	¥1,000	1 unit
Reissuance Fee	¥1,500	1 unit
Cancellation (Note 3)	Free	1 unit
Restoring access (Note 3)	Free	1 unit
Cancellation due to MNP	¥2,000	1 unit
Contract Termination Fee	¥0	1 unit
Universal Service Fss	¥3	1 month

●	Monthly Service Usage Fees: ¥3,000 per month

(Note1): This is the cost incurred when the SIM is delivered. If there is a change in the price of the Docomo wholesale mobile phone service contract terms and conditions, the amount will be the same as that amount.

(Note 2) This does not apply if the reason for not returning the SIM to Party A is not Party B’s responsibility, but the user’s responsibility (e.g. loss).

(Note 3) The monthly fee will still be charged even when the service is stopped.

(Note 4) The Universal Service Fee will be reviewed if there are any changes to the contribution amount for the Universal Service System. The fee will be charged from the month following the date of delivery. There is no pro-rata calculation. The fee will be the same as the Universal Service Fee amount stipulated in the DOCOMO FOMA Service Agreement.

(Note 5) The SIM during the bandwidth contract period shall be used only for the bandwidth contracted by Party B.

3.	Fees for bandwidth contracts

[Monthly fee for bandwidth connection]

Type	Network Type	Item	Fee	Unit
Bandwidth*	3G (FOMA) Transmission	3G (FOM heart band rate (including transit line usage fee))	*¥80,000	1 MB/s
	LTE Data Fee	LTE (Xi) bandwidth charges (including transit line usage fees)	*¥80,000	1 MB/s
Policy	1 Mbps Transmission Fee	Policy Group Management Fee (up to 2 groups free, applies to 3rd group onwards, maximum of 5 groups can be set)	¥20,000	1 group

* If you do not start using the service at the beginning of the month, the fee will be pro-rated.

[Construction Fee]

Category	Item	Fee	Unit
APN	APN Addition (in 100MB units, 1 unit per addition)	¥250,000	Per Unit
Bandwidth	Travel and Installation Fee	¥50,000	Per Unit
Policy	Optional Policy Group/Route Addition Setup	¥1,000,000	Per Group
Policy	Policy Group/Route Setup Adjustment Work	¥50,000	Per Group
Special Cases	Urgent Work (special cases)	¥50,000	Per Unit
Other Costs	Additional setup or work requested by Party B	¥500,000	Per Unit

(Note 1): Some charges may be optional depending on the scope of the setup work required.

(Note 2): The conditions for additional fees are as follows:

●	If operational capacity exceeds 50MB for 3 months.

●	If operational capacity exceeds 100MB for 6 months.

●	If operational capacity exceeds 200MB for 6 months.

Pay-as-you-go

Category	Fee	Unit
SMS Transmission Fees (Domestic Use) (Note 1)	¥2.1	Per SMS
SMS Transmission Fees (International Not taxed) (Note 2)	¥50	Per SMS
Call Rate	¥16	Per 30 seconds
64k Digital Call Rate	¥30	Per 30 seconds
Directory Assistance (104) (Note 3)	In accordance with docomo billing charges	-
Telegraph fee (Note 4)	In accordance with docomo billing charges	-
Other company connection service (Note 5)	In accordance with docomo billing charges	-

(Note 1) This is the fee for messages of up to 70 characters. The fee for messages of 71 characters or more is as shown in the table below.

Character-Based SMS Fees (for messages exceeding 70 characters):

Text Length	Fee Per SMS Transmission
1–70 characters	¥2.1
71–134 characters	¥4.2
135–201 characters	¥6.3
202–268 characters	¥8.4
269–335 characters	¥10.5
336–402 characters	¥12.6
403–469 characters	¥14.7
470–536 characters	¥16.8
537–603 characters	¥18.9
604–670 characters	¥21

International SMS Transmission Fees

Character Count	Fee Per Message (Excluding Tax)
1–70 characters (Approx. 1–160 characters in multi-byte)	¥50
71–134 characters (Approx. 161–306 characters in multi-byte)	¥100
135–201 characters (Approx. 307–459 characters in multi-byte)	¥150
202–268 characters (Approx. 460–612 characters in multi-byte)	¥200
269–335 characters (Approx. 613–765 characters in multi-byte)	¥250
336–402 characters (Approx. 766–918 characters in multi-byte)	¥300
403–469 characters (Approx. 919–1071 characters in multi-byte)	¥350
470–536 characters (Approx. 1072–1224 characters in multi-byte)	¥400
537–603 characters (Approx. 1225–1377 characters in multi-byte)	¥450
604–670 characters (Approx. 1378–1530 characters in multi-byte)	¥500

(Note 2) This is the fee for messages of up to 70 characters. The fee for messages of 71 characters or more is as shown in the table below.

(Note 3) There is a separate charge of 16 yen per 30 seconds for calls.

(Note 4) There is no charge for the call.

(Note 5) Navi dial, ad call, etc

5. Voice communication service end-user additional function fee

Category	Item	Fee	Unit
	Voicemail	¥300	Per Month
	Call Waiting	¥200	Per Month
Flat-rate fee	Call Forwarding	Free	Per Month
	International Calls	Free	Per Month
	World Call (Note 1)	Free	Per Month
	World Call (Note 2)	Free	Per Month

(Note 1) A separate call charge is required.

For call charges, please see “International Calls, International Message Service Calls, Communication Charges, Service Area Search”

htt s://www.nttdocomo.co.. /service/world/worldcall/call/

(Note 2) A separate call charge is required.

For call charges, please see “Calling and Communication Charges When Using Overseas: Service Area Search”

htts://www.nttdocomo.co.. /serVICe/world/roamm /areahndex.html

6. SIM Shipping Fees

Item	Fee	Unit
SIM Card Shipping Fee (Half-size SIM)	¥1,000	Per Shipment